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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2001

NATIONAL MERCANTILE BANCORP
(Exact name of Registrant as Specified in Its Charter)

California	0-15982	95-3819685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1840 Century Park East Los Angeles, California 90067 (Address of Principal Executive Offices)
(310) 277-2265 (Registrant's Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

    National Mercantile Bancorp (the "Company") and South Bay Bank, N.A. ("South Bay") have entered into an Agreement and Plan of Reorganization dated July 18, 2001 (the "Agreement") pursuant to which the Company has agreed to acquire South Bay. The acquisition will be accomplished through the consolidation of South Bay and an interim national bank to be formed by the Company. As a result of the consolidation, South Bay will become a wholly owned subsidiary of the Company and the shareholders of South Bay will receive cash in the aggregate amount of approximately $29.1 million, subject to adjustment in certain circumstances. The Company intends to account for the consolidation as a "purchase" for financial reporting purposes.

    The closing of the consolidation is subject to a number of conditions, including among others receipt of all necessary regulatory approvals, approval of the South Bay shareholders, no material adverse change in the business, financial condition or results of operations of South Bay, and the redemption by South Bay of all of its outstanding Series A 10% Non-Cumulative Convertible Perpetual Preferred Stock (for approximately $4.7 million, representing par plus accrued and unpaid dividends through the closing). The Directors of South Bay, who beneficially own all of the outstanding South Bay Series A Preferred Stock and in excess of 67% of the outstanding South Bay Common Stock, have agreed to vote their shares in favor of the consolidation and have agreed to the redemption.

    The Agreement may be terminated by either party under certain circumstances, including an uncured material default by the other party or if the closing has not occurred by December 31, 2001 other than due to the intentional breach by such party.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (c)
  EXHIBITS

2.1
Agreement and Plan of Reorganization by and between National Mercantile Bancorp and South Bay Bank, N.A., entered into as of July 18, 2001.

99.1
Press release issued July 19, 2001

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MERCANTILE BANCORP
Dated: July 24, 2001	By:	/s/ SCOTT A. MONTGOMERY Scott A. Montgomery Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Reorganization by and between National Mercantile Bancorp and South Bay Bank, N.A., entered into as of July 18, 2001
99.1	Press Release issued July 19, 2001

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Form 8-K
  ITEM 5. OTHER EVENTS
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX